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                                  EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                                                         Contact: Lynda L. Glass
                                                                   (717)338-2257

                                ACNB CORPORATION


REPORTS THIRD QUARTER EARNINGS


GETTYSBURG, Pa., October 24---ACNB Corporation reported net income of $6,828,000 for the first three quarters of 2003, compared to $6,788,000 over the same period of 2002. Net income on a per share basis amounted to $1.26 for the first nine months of 2003 and was $1.25 a year ago. Dividends paid to stockholders for the first three quarters of 2003 totaled $3,424,000, or $.63 per share.

     Total assets of ACNB Corporation on September 30, 2003, were $869 million---up 21% in comparison to September 30, 2002. Deposits increased by 13% over a year ago to $631 million. Total loans rose by 9% to $401 million, as compared to September 30, 2002. Equity capital at September 30, 2003, was $69.3 million, a decrease of 4% from September 30, 2002.

     ACNB Corporation, headquartered in Gettysburg, PA, is the financial holding company for Adams County National Bank. Originally founded in 1857, Adams County National Bank serves its marketplace via a network of sixteen retail banking offices located throughout Adams County, PA, and in Dillsburg and Hanover, York County, PA. Farmers National Bank of Newville, a division of Adams County National Bank, operates three banking offices in the Newville, Cumberland County, PA, area.

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ACNB #2003-18
October 24, 2003